                                                                   Exhibit 10.1
                                                                   ------------


                           ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of November 9, 2001 (this "AGREEMENT" which term includes the Disclosure Schedule and other schedules and the exhibits hereto), is made by and between Gensym Corporation, a Delaware corporation ("Seller"), and Rocket Software, Inc., a Massachusetts corporation ("Purchaser").

                                    RECITALS

         A. The parties desire that Seller sell and Purchaser purchase all of the assets of Seller comprising the NetCure product line and related products and business and assume certain liabilities of Seller relating thereto, on and subject to the terms and conditions set forth in this Agreement.

         B. Certain terms used herein are defined in Section 9.2 of this Agreement or elsewhere in this Agreement.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements herein set forth, Seller and Purchaser, intending to be legally bound, agree as follows:

SECTION 1.        PURCHASE AND SALE OF ASSETS.

      1.1         PURCHASE AND SALE OF ASSETS.

                  (a) Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all right, title and interest in and to all assets and properties (whether tangible or intangible), used in or associated in a material way with the NetCure version 1.0, NetCure version 2.0, NetSleuth or Xmap/BizCure product lines and all related goodwill (collectively, the "NETCURE BUSINESS"), whether or not reflected on Seller's financial statements or books, and whether or not carried in the name of Seller, free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the "PURCHASED ASSETS,"), provided that Seller shall retain and not transfer to Purchaser the Excluded Assets. The Purchased Assets shall include, without limitation, the following assets and properties:

                  (i) All source code, object code and documentation for the following components: (A) NetCure (including but not limited to the Java-based "Denali" software included in NetCure), with on-line documentation (NetCure version 1.0 and NetCure version 2.0 and baseline source tree, branches and history of shipping products), Build/Make scripts, all training materials and QA Test Plan and procedures relating thereto; (B) NetSleuth, with on-line documentation, all training materials and QA Test Plan and procedures relating thereto; and (C) BizCure (project name = X-map) prototype (never released);

                  (ii) All marketing and collateral materials for the NetCure Business (including but not limited to the NetCure and NetSleuth products, including CD liner notes);

                  (iii) All slides, presentations and sales kits for the NetCure and NetSleuth products;

                  (iv) The patents and patent applications, trademarks and trademark applications, copyrights and other registered Intellectual Property Rights described on Schedule 1.1(a)(iv) hereto;

                  (v) All rights, title and interest of Seller to and under the contracts, agreements and arrangements described on Schedule 1.1(a)(v) hereto (collectively, the "ASSIGNED THIRD PARTY LICENSE AGREEMENTS");

                  (vi) All rights, title and interest of Seller to and under the contracts, agreements and arrangements described on Schedule 1.1(a)(vi) hereto (collectively, the "CUSTOMER AGREEMENTS");

                  (vii) The tangible personal property described on Schedule 1.1(a)(vii) hereto (the "TANGIBLE PERSONAL PROPERTY"), which constitutes all tangible personal property used principally in the development, testing, manufacture, support or maintenance of the NetCure Business;

                  (viii) All rights, claims, credits, causes of action or rights of set-off with respect to or arising out of the Purchased Assets or the Assumed Liabilities, except to the extent that any such right, claim, credit or cause of action constitutes an Excluded Asset;

                  (ix) All other assets and properties owned by Seller principally used in or specific in all material respects to the ownership or operation of the NetCure Business, including but not limited to Governmental Authorizations, Private Authorizations, sales leads exclusive to the NetCure Business, customer lists, supplier lists, technical information and data, computer disks and tapes, drawings, blueprints, schematics, maps, reports, lists, plans, filings with Authorities and all books and records, including customer records, relating to the NetCure Business;

                  (x) All rights, title and interest of Seller to and und the domain names described on Schedule 1.1(a)(x) hereto; and

                  (xi) All goodwill associated with the foregoing Purchased Assets.

                  (b) It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Purchased Assets shall not include, and Seller shall not sell, convey, assign, transfer or deliver, any of the following properties and assets of Seller (the "EXCLUDED ASSETS"):

                  (i) All assets and properties (including, without limitation, all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, tools and other tangible personal property ) of Seller that are not used in or related to the NetCure Business;

                  (ii) Source code, object code and documentation for the G2 and G2-related software;

                  (iii) Licenses held by Seller relating to (A) Adventnet and
         (B) Install Shield development;

                  (iv) Any right, title or interest in the Licensed Programs or Program Documentation, except as otherwise provided in the License Agreement;

                  (v) Any right, title or interest in Seller's patent entitled "Intelligent Transaction Mining System";

                  (vi) Any right, title or interest in non-transferable, commercially available software not incorporated into any of the NetCure version 1.0, NetCure version 2.0 or Xmap/BizCure product lines;

                  (vii) The capital stock of any Subsidiary of Seller;

                  (viii) Cash and cash equivalents, bank accounts, certificates of deposits, Treasury bills and other marketable securities and similar investments held by Seller;

                  (ix) All right, title and interest of Seller in any insurance policies relating to the NetCure Business and all rights of Seller to claims, related refunds and all proceedings arising from or related to
         (A) the operation of the NetCure Business prior to the Closing and (B) the Excluded Assets;

                  (x) All rights of Seller arising under this Agreement;

                  (xi) All claims, rights and interest in and to any refunds of Taxes for period prior to the Closing;

                  (xii) All actions, claims, causes of action, rights of recovery and rights of setoff of any kind arising before, on or after the Closing Date arising from the Excluded Assets;

                  (xiii) Any pension, health or welfare plans, any post-retirement benefits from any current or former employees of Seller who were or are employees involved in the NetCure Business and all payments made by Seller which constitute prepaid expenses of the NetCure Business relating to such excluded employee benefits;

                  (xiv) The name "Gensym", "Fault Expert", "G2", "G1", "Gensym G2", "GSpan", "NeurOn-Line", "Operations Expert", "OpEx", "Optegrity" or "Rethink" or any trademarks, trade names or logos, trade dress, brand names or service marks containing any of the foregoing or any derivative thereof;

                  (xv) Books and records that Seller is required by law to retain and books of account, tax reports and returns and the like related to the NetCure Business, subject to the right of Purchaser to have access to and to copy such documents for a reasonable period, not to exceed five years from the Closing Date, and Seller's corporate minute books and other books and records related to internal corporate matters and financial relationships with Seller's lenders and affiliates;

                  (xvi) Accruals for workers' compensation claims;

                  (xvii) All intercompany accounts receivable payable to Seller by any of its Subsidiaries;

                  (xviii) All publicly available "open source" software code that may be utilized or bundled with the Purchased Assets or the Licensed Programs; and

                  (xix) All real property and improvements to real property of Seller, whether or not used in or related to the NetCure Business.

         1.2      ASSUMPTION OF CERTAIN LIABILITIES; TRANSFER TAXES.

                  (a) At the Closing, Purchaser shall assume, and agree to pay, discharge and perform in accordance with their respective terms, the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"), in accordance with an Assumption Agreement substantially in the form attached hereto as EXHIBIT A to be executed and delivered by Purchaser to Seller at the Closing:
(i) all obligations and liabilities arising after the Closing Date, or required to be performed or discharged in accordance with their terms after the Closing Date and relating to periods after the Closing Date, under Governmental Authorizations, the Assigned Third Party License Agreements and the Customer Agreements; (ii) any Taxes accrued after the Closing Date in connection with the ownership and operation of the Purchased Assets, except to the extent that any such Taxes were required by applicable law to have been accrued by Seller on or prior to the Closing Date; and (iii) any claim or legal action based upon, arising out of or relating to the ownership or operation of the Purchased Assets or any act or omission or obligation or liability of Purchaser, occurring, arising or accruing after the Closing
Date, provided that such claim or legal action is not based upon an act or omission which occurred on or before the Closing Date.

                  (b) Seller agrees to pay and perform in accordance with Applicable Law, all liabilities and obligations for state and local sales, use, transfer, excise or license taxes, fees or charges arising out of the sale and transfer of the Purchased Assets pursuant hereto.

                  (c) Purchaser shall not assume, and shall have no liability for, any debts, liabilities or obligations of Seller other than the Assumed Liabilities.

                  (d) Anything herein to the contrary notwithstanding, Seller shall retain and be responsible for, and shall indemnify Purchaser against, all of its debts, liabilities and obligations other than the Assumed Liabilities.

         1.3      PURCHASE PRICE.

                  (a) The total purchase price (the "PURCHASE PRICE") for the Purchased Assets shall be (i) Two Million Five Hundred Thousand Dollars ($2,500,000) less (ii) any adjustment made at the Closing pursuant to Section 1.3(b).

                  (b) The Purchase Price payable at Closing shall be adjusted
(i) downward in an amount equal to a pro rata portion of all prepaid maintenance fees and other prepaid fees paid to Seller in connection with the Customer Agreements, such pro rata portion with respect to each Customer Agreement to equal the product obtained by multiplying (A) the total amount of prepaid maintenance fees and other prepaid fees paid to Seller pursuant to such Customer Agreement by (B) the quotient obtained by dividing (I) the number of days following the Closing Date for which prepaid fees have been paid to the Seller pursuant to such Customer Agreement by (II) the total number of days for which such prepaid fees were paid to the Seller; and (ii) upward in an amount equal to a pro rata portion of all prepaid maintenance fees and other prepaid fees paid by Seller in connection with the Assigned Third Party License Agreements, such pro rata portion with respect to each Assigned Third Party License Agreement to equal the product obtained by multiplying (A) the total amount of prepaid maintenance fees and other prepaid fees paid by the Seller pursuant to such Assigned Third Party License Agreement by (B) the quotient obtained by dividing
(I) the number of days following the Closing Date for which prepaid fees have been paid by the Seller pursuant to such Assigned Third Party License Agreement by (y) the total number of days for which such prepaid fees were paid by the Seller.

         1.4 ALLOCATION OF PURCHASE PRICE. The aggregate amount of the Purchase Price and the Assumed Liabilities (together, the "Aggregate Purchase Price") shall be allocated among the Purchased Assets as of the Closing Date in accordance with a schedule (the "Allocation Schedule") to be prepared by Purchaser and delivered, within one hundred twenty (120) days after the Closing Date, to Seller for its approval (which approval shall not be unreasonably withheld or delayed). The parties recognize that the Allocation Schedule will not include Purchaser's acquisition expenses. The Allocation Schedule will be prepared in the manner described in this Section and shall comply with the provisions of Section
1060 of the Code. Any subsequent adjustments to the Aggregate Purchase Price shall be reflected in a manner consistent with Treasury Regulation s. 1.1060-1(e). Purchaser and Seller each agree (i) to reflect the Purchased Assets on their respective books for tax reporting purposes in accordance with the Allocation Schedule, (ii) to prepare all tax reports (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations thereunder or any provisions of state, local or foreign law ("1060 Forms") in accordance with and based upon such allocation,
(iii) to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law, and (iv) not to take any position inconsistent with such Allocation Schedule upon examination of any tax refund or refund claim, in any litigation, or otherwise, unless required by law.

         1.5      CLOSING.

                  (a) CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 10:00 a.m., Boston time, on (i) one Business Day after satisfaction or waiver of all conditions to the obligations of the parties set forth herein or (ii) at such other place or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing actually takes place being the "CLOSING DATE") The parties shall use their reasonable best efforts to ensure that the Closing Date is no later than November 16, 2001.

                  (b) CLOSING DELIVERIES BY SELLER. At the Closing Seller shall deliver or cause to be delivered to Purchaser: (i) executed originals of such bills of sale, deeds, endorsements, assignments and other instruments, in form and substance satisfactory to Purchaser, as may be requested by Purchaser to transfer the Purchased Assets to Purchaser or evidence such transfer on the public records and effective to vest in Purchaser good, valid and marketable title to, and all right, title and interest in, to and under, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and Seller will take such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets; (ii) an executed original of the License Agreement; (iii) an executed original of a receipt for the Purchase Price; and (iv) the certificates and other documents required to be delivered pursuant to Section 5.

                  (c) CLOSING DELIVERIES BY PURCHASER. At the Closing Purchaser shall deliver or cause to be delivered to Seller: (i) the Purchase Price, less the deposit amount of $100,000 (the "DEPOSIT") heretofore paid by Purchaser to Seller (receipt of which is hereby acknowledged by Seller), by wire transfer of immediately available funds pursuant to Seller's written instructions delivered at least one Business Day prior to the Closing; (ii) an executed original of the Assumption Agreement; (iii) an executed original of the Reseller Agreement; and
(iv) the certificates and other documents required to be delivered pursuant to
Section 6.

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF SELLER.

         Except as set forth in the disclosure schedule prepared by Seller and attached hereto (the "DISCLOSURE SCHEDULE"), Seller represents and warrants to Purchaser as follows:

         2.1 ORGANIZATION AND BUSINESS; POWER AND AUTHORITY; EFFECT OF TRANSACTION.

                  (a) Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and has made and has in full force and effect all Governmental Authorizations and Private Authorizations to the extent required for such ownership and lease of its property and conduct of its business (including the NetCure Business), and (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which it is required to be so qualified or authorized to do business, except where the failure to be so qualified or authorized to do business (individually or in the aggregate) would not have a Material Adverse Effect on Seller or the NetCure Business. Complete and correct copies of the certificate of incorporation and bylaws of Seller, each as amended to date, have heretofore been made available by Seller to Purchaser. Such certificate of incorporation and bylaws are in full force and effect.

                  (b) Seller has all requisite corporate power and authority necessary to enable it to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and each other Transaction Document executed or to be executed by Seller; and the execution, delivery and performance of this Agreement and each other Transaction Document executed or to be executed by Seller have been duly authorized by all requisite corporate action. No notice to, vote, approval or consent of any of Seller's stockholders is required under the Delaware General Corporation Law, Seller's certificate of incorporation, Seller's bylaws or otherwise in connection with Seller's execution, delivery and performance of this Agreement or any other Transaction Document executed or to be executed by Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document when executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

                  (c) Neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by Seller:

                  (i) (A) does or will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Seller or any of its Subsidiaries, (B) does or will conflict with or result in a breach or violation of, or constitute a default under, either the certificate of incorporation or bylaws of Seller, or
         (C) subject to the obtaining of each of the Seller Consents, does or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability under, or (but for any requirement of giving of notice or passage of time or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration of, (I) any Contractual Obligation of Seller or (II) any Contractual Obligation relating to the NetCure Business, or

                  (ii) does or will result in or permit the creation or imposition of any Encumbrance upon (A) any property now owned or leased by Seller or (B) any of the Purchased Assets,

except, with respect to the immediately preceding clauses (i)(C)(I) and (ii)(A), in cases where such conflicts, breaches, violations, defaults, accelerations or Encumbrances would not (individually or in the aggregate) result in a Material Adverse Effect on Seller or the NetCure Business.

                  (d) Seller does not have any Subsidiaries other than those set forth in Section 2.1(d) of the Disclosure Schedule. None of such Subsidiaries now holds, uses or has title to any of the Purchased Assets or the NetCure Business or ever has held or had title to any of the Purchased Assets. None of such Subsidiaries is party to or has any interest in any of the Purchased Assets or any Contractual Obligation relating to the NetCure Business.

         2.2 CONSENTS. Except as set forth in Section 2.2 of the Disclosure Schedule (the items set forth in the Disclosure Schedule pursuant to this Section being collectively referred to herein as the "SELLER CONSENTS"), no Governmental Authorizations or Private Authorizations are required to be obtained or made by or with respect to Seller or any of its Subsidiaries on or prior to the Closing Date in connection with (i) the execution, delivery and performance of this Agreement or any of the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby, (ii) the continuing validity and effectiveness of (and prevention of any material default under or violation of the terms of) any Lease, Governmental Authorization, Private Authorization or Contractual Obligation (including but not limited to the Assigned Third Party License Agreements and the Customer Agreements) included among the Purchased Assets or to be assumed by Purchaser at the Closing, or (iii) the ownership and conduct by Purchaser of the NetCure Business and the Purchased Assets following the Closing as conducted on the date hereof.

         2.3      SELLER FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

                  (a) The audited consolidated financial statements and unaudited interim consolidated financial statements of Seller and its Subsidiaries included in each form, report, schedule, registration statement, definitive proxy statement and other document filed or required to be filed by Seller with the Commission since December 31, 2000 (as such financial statements have since the time of their filing been amended, the "SELLER FINANCIAL STATEMENTS") (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by the instructions to Form 10-Q under the Exchange Act), (ii) fairly present the consolidated financial condition, results of operations and cash flows of the Seller and its Subsidiaries as of the respective dates thereof and for the periods referred to therein, and (iii) are substantially consistent with the books and records of the Seller. Neither Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Seller and its Subsidiaries or in the notes thereto, as of the respective dates thereof and for the periods referred to therein.

         2.4      ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 2.4 of the Disclosure Schedule, since June 30, 2001: (i) there has been no Material Adverse Effect on the NetCure Business or Purchased Assets; (ii) there has been no damage, destruction or loss, whether or not covered by insurance, that has or is likely to have a Material Adverse Effect on the NetCure Business or Purchased Assets; (iii) Seller has not incurred any material liability or obligation (whether accrued, absolute, contingent or otherwise) relating to the NetCure Business or the Purchased Assets other than in the ordinary course of business consistent with past practice, nor entered into any material transaction or agreement relating to the NetCure Business or the Purchased Assets not in the ordinary course of business; (iv) there has been no change in accounting methods, principles or practices by Seller or any of its Subsidiaries affecting the NetCure Business or Purchased Assets, except insofar as may have been required by a change in GAAP; (v) there has been no revaluation by Seller of any of the Purchased Assets; (vi) Seller has operated the NetCure Business solely in the normal, usual and customary manner in the ordinary and regular course of business consistent with past practice; (vii) Seller has not Encumbered any of the Purchased Assets, other than Permitted Encumbrances, experienced any change in its relationships with its customers or suppliers of raw materials or other supplies used by Seller in the NetCure Business, except for changes in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had or, as far as any Seller can reasonably foresee, is not likely to have or cause a Material Adverse Effect on the NetCure Business or Purchased Assets; (viii) Seller has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) except such as would not have or result in a Material Adverse Effect on the NetCure Business or Purchased Assets; and (ix) Seller has not granted any license or sublicense of any rights under or with respect to any of the Purchased Assets (other than licenses to customers and suppliers entered into in the ordinary course of business consistent with past practice).

         2.5       TITLE TO PROPERTIES.

                  (a) Seller has good and valid marketable title to all the properties and assets included among the Purchased Assets, in each case free and clear of all Encumbrances other than (i) Permitted Encumbrances and (ii) the Encumbrances described in Section 2.5 of the Disclosure Schedule.


                  (b) The Purchased Assets, together with the rights to be provided pursuant to the License Agreement, include all of the assets, properties and rights (other than any third party software license generally available to the public at a cost of less than $5,000 which is not transferable and is not incorporated into any of the NetCure version 1.0, NetCure version 2.0 or

Xmap/BizCure product lines) necessary for the ownership and operation by Purchaser of the NetCure Business after the Closing Date in all material respects as the NetCure Business is owned and operated by Seller at the date hereof. The Tangible Personal Property, taken as a whole, is in good working condition. The Tangible Personal Property constitutes all tangible personal property used principally in the development, testing, manufacture, support or maintenance of the NetCure Business.

                  (c) Upon and subject to the Closing, Purchaser will acquire and have vested in it good, valid and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

         2.6 CONTRACTS AND COMMITMENTS. Seller has delivered true and correct copies of the Assigned Third Party License Agreements and Customer Contracts to Purchaser. Each of the Assigned Third Party License Agreements and Customer Contracts is binding and enforceable against Seller and, to the knowledge of Seller, each other party thereto, in accordance with its terms. Neither Seller nor, to the knowledge of Seller, any other party to any of the Assigned Third Party License Agreements and Customer Contracts is in material default thereunder or in material breach thereof. There exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become a material default by Seller, or to the knowledge of Seller, any other party under any of the Assigned Third Party License Agreements and Customer Contracts. The Assigned Third Party License Agreements and Customer Contracts collectively constitute all of the Private Authorizations and Contractual Obligations (other than any third party software license generally available to the public at a cost of less than $5,000 which is not transferable and is not incorporated into any of the NetCure version 1.0, NetCure version 2.0 or Xmap/BizCure product lines) which (i) relate materially to the NetCure Business or is included among the Purchased Assets and (ii) are necessary to enable Seller to conduct the NetCure Business in the manner in which it is currently being conducted.

         2.7 LITIGATION; GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAW.

                  (a) Except as set forth in Section 2.7(a) of the Disclosure Schedule, there is no Legal Action which is pending or has been threatened in writing or, to Seller's knowledge, otherwise threatened against any of Seller and its Subsidiaries or any of their respective officers or directors (i) arising from or related to (A) the NetCure Business or any of the Purchased Assets or (B) this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, or (ii) which in any manner (A) challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby or by any of the other Transaction Documents or seeks damages from any Person in respect thereof or (B) relates to any claim to void or avoid or otherwise rescind the transactions contemplated hereby or by any of the other Transaction Documents or (C) could reasonably be expected to adversely affect Purchaser's ownership or operation of the NetCure Business or any of the Purchased Assets or require the divestiture by Purchaser of all or any portion of the NetCure Business or the Purchased Assets or impose any material limitation on the ability of Purchaser to conduct the NetCure Business or to own and operate the Purchased Assets after the Closing.

                  (b) Seller has obtained and maintained all Governmental Authorizations which are necessary for the ownership of the Purchased Assets and the conduct of the NetCure Business as now conducted which, if not obtained and maintained, would (individually or in the aggregate) have a Material Adverse Effect on the NetCure Business or the Purchased Assets. No such Governmental Authorization is the subject of any pending or, to Seller's knowledge, threatened revocation or termination.

                  (c) Seller is not in violation of or in default with respect to any Applicable Law which violation or default, individually or in the aggregate, would have a Material Adverse Effect on (i) Seller or (ii) the NetCure Business or Purchased Assets. Neither the NetCure Business nor the Purchased Assets are bound by or subject to any order, writ, injunction, judgment, decree or arbitral award of any Authority.

         2.8      INTELLECTUAL PROPERTY RIGHTS.

                  (a) As used in this Agreement, the term "INTELLECTUAL PROPERTY RIGHTS" means (i) patents, trademarks, service marks, trade names, copyrights, trade secrets, supplier and customer lists, proprietary information, certifications or approvals from any independent approval or testing service or laboratory or any Authority, technology, know-how, research and development information, rights to trade dress, drawings, designs, specifications, patterns, dies, molds, models, manufacturing and processing instructions and data, concepts, ideas, technical information or proprietary information, slogans, pricing and cost information, business and marketing plans and customer, supplier and broker lists, files and information and other similar rights and intangible property, and (ii) licenses of, registrations of and applications for, and rights to register or apply for, any of the foregoing.

                  (b) Except as set forth in Section 2.5 of the Disclosure Schedule, Seller has exclusive ownership and good, valid and marketable title to all Intellectual Property Rights included among the Purchased Assets (the "OWNED INTELLECTUAL PROPERTY RIGHTS"), free and clear of all Encumbrances other than Permitted Encumbrances. Seller's rights in the Owned Intellectual Property Rights are freely transferable, except as set forth in Section 2.5 of the Disclosure Schedule. Seller has not developed jointly with any other Person any of the Owned Intellectual Property Rights with respect to which such other Person has any rights. Clauses (i) through (iv) of Section 1.1(a) briefly describes all material Intellectual Property Rights included among the Owned Intellectual Property Rights.

                  (c) Section 2.8(c) of the Disclosure Schedule briefly describes all material Intellectual Property Rights (other than (A) the Owned Intellectual Property Rights, (B) Intellectual Property Rights which are licensed to Seller under any third party software license generally available to the public at a cost of less than $5,000, are not transferable and are not incorporated into any of the NetCure version 1.0, NetCure version 2.0, NetSleuth or Xmap/BizCure product lines, (C) publicly available "open source" software code that may be utilized or bundled with the Purchased Assets or the Licensed Programs, and (D) Intellectual Property Rights which are included among the Excluded Assets and are not material to the use, running, operation, execution or functionality of any of the NetCure version 1.0, NetCure version

2.0, NetSleuth or Xmap/BizCure product lines) used in or associated in a material way with the NetCure Business as now conducted, including whether such Intellectual Property Rights are (i) owned by Seller or (ii) licensed to or which Seller is otherwise authorized to use in connection with the NetCure Business (the "LICENSED-IN INTELLECTUAL PROPERTY RIGHTS"). Except as set forth in Section 2.8(c) of the Disclosure Schedule, Seller is not obligated to make any payment to any Person for the use of any of the Licensed Programs or Program Documentation. Except as set forth in Section 2.8(c) of the Disclosure Schedule, the Assigned Third Party License Agreements comprise all material Licensed-in Intellectual Property Rights of the NetCure Business (other than (A) any third party software licenses generally available to the public at a cost of less than $5,000 which is not transferable and is not incorporated into any of the NetCure version 1.0, NetCure version 2.0, NetSleuth or Xmap/BizCure products, (B) publicly available "open source" software code that may be utilized or bundled with the Purchased Assets, and
(C) Intellectual Property Rights which are included among the Excluded Assets and are not material to the use, running, operation, execution or functionality of any of the NetCure version 1.0, NetCure version 2.0, NetSleuth or Xmap/BizCure products). Except as set forth in Section 2.8(c) of the Disclosure Schedule, Seller has a valid right to use all of the Licensed-in Intellectual Property Rights and to transfer the Third Party Assigned License Agreements to Purchaser at the Closing.

                  (d) Seller has not granted any rights or licensed to any Person the NetCure version 1.0 or NetSleuth products, except pursuant to the Customer Agreements or as described in Section 2.5 or 2.8(d) of the Disclosure Schedule. True and complete copies of all of click to accept license agreements comprising the Customer Agreements have been delivered to Purchaser.

                  (e) Seller has made available to Purchaser complete copies of all documentation relating to the current versions of NetCure version 1.0, NetCure version 2.0, NetSleuth or Xmap/BizCure products (including but not limited to source code and object code).

                  (f) None of the Owned Intellectual Property Rights infringes or violates any Intellectual Property Rights (other than patents and patent applications) of any third party in any material way. To Seller's knowledge, none of the Owned Intellectual Property Rights infringes or violates in any material way any patent or patent application of any third party. None of Seller and its Subsidiaries has received any notice or claim or demand that any of the Owned Intellectual Property Rights or the Licensed-in Intellectual Property Rights infringes or violates any Intellectual Property Rights of any other Person in any material way, and Seller knows of no basis for any such notice or claim or demand.

                  (g) Seller has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all trade secrets and similar rights, assets and properties included among the Owned Intellectual Property Rights (except such Intellectual Property Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Owned Intellectual Property Rights.

                   (h) To Seller's knowledge, each item of Owned Intellectual Property Rights included in the NetCure version 1.0 or NetSleuth products conforms in all material respects with the description set forth in Section 2.8(h) of the Disclosure Schedule, except as otherwise set forth in the report from Seller's Trouble Ticketing System (Helplink export) of all NetCure and NetSleuth issues and bugs as such report has been delivered to Purchaser.

                  (i) The Owned Intellectual Property Rights, the Licensed Programs and the Licensed-in Intellectual Property Rights constitute all the Intellectual Property Rights (other than (i) Intellectual Property Rights which are licensed to Seller under any third party software license generally available to the public at a cost of less than $5,000, are not transferable and are not incorporated into any of the NetCure version 1.0, NetCure version 2.0, NetSleuth or Xmap/BizCure products and (ii) publicly available "open source" software code that may be utilized or bundled with the Purchased Assets or the Licensed Programs) necessary to enable Seller to use, run, execute, operate, develop, copy, reproduce, market, distribute, license, sublicense, support, maintain and exploit the NetCure version 1.0 and NetSleuth products in all material respects in the manner in which such product lines are being used, run, executed, operated, developed, copied, reproduced, marketed, distributed, licensed, sublicensed, supported, maintained and exploited at the date hereof; provided that nothing in this Section 2.8(i) shall be construed as expanding Seller's representations regarding infringement of third party Intellectual Property Rights as set forth in Section 2.8(f). Seller has not licensed any of the Owned Intellectual Property Rights to any Person on an exclusive basis. Seller has not entered into any covenant not to compete or Instrument which limits its ability to conduct the NetCure Business or exploit fully any of the Owned Intellectual Property Rights in any market or geographical area or with any Person or would apply to Purchaser following the Closing.

                  (j) To Seller's knowledge, no employee or consultant or independent contractor or former employee or consultant or independent contractor of any of Seller and its Subsidiaries is in violation of any material term of any employment contract, nondisclosure or invention agreement, non-competition agreement, consulting agreement, engineering agreement, software development agreement or other similar agreement where such violation relates to or affects the NetCure Business or any of the Purchased Assets. There is no pending or, to Seller's knowledge, threatened Legal Action, nor to its knowledge any basis therefor, with respect to any such employment contract, nondisclosure or invention agreement, non-competition agreement, consulting agreement, engineering agreement, software development agreement or other similar agreement, which relates to or would reasonably likely materially adversely affect the NetCure Business or any of the Purchased Assets.

         2.9 DESIGNATED EMPLOYEES. The Disclosure Schedule sets forth a true and complete list of the names and positions of the employees of Seller whose employment services relate principally to the NetCure Business and the Purchased Assets (the "DESIGNATED EMPLOYEES") and their respective base rate of compensation. Each of the Designated Employees is a full-time at-will employee of Seller. The Disclosure Schedule lists all employment, management, consulting, management retention or other personal service, or compensation agreements or arrangements and benefit plans covering one or more of the Designated Employees (including severance, termination or change-of-control arrangements), and a true and complete copy of each such agreement has been delivered to Purchaser.

         2.10 RELATED PARTY TRANSACTIONS. None of the parties (other than Seller) to any Contractual Obligation to be assumed by Purchaser at the Closing is an officer, director or Affiliate of Seller.

         2.11 INSURANCE. The NetCure Business and the Purchased Assets are insured by recognized institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for such business and assets including, but not limited to, policies covering personal property owned or leased by Seller against theft, damage, destruction and acts of vandalism. Seller has no reason to believe that, were it to retain and operate the NetCure Business, it would not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct the NetCure Business as now conducted and at a cost that would not result in a Material Adverse Change to the NetCure Business. Seller has not been denied any insurance coverage relating to the NetCure Business or Purchased Assets which it has sought or for which it has applied.

         2.12 TAX MATTERS. Except as set forth in Section 2.12 of the Disclosure Schedule: (i) Seller and its Subsidiaries have heretofore filed all Tax Returns with respect to Tax periods ending after December 31, 1997 required to be filed, in all requisite jurisdictions, and have paid, or made adequate provision in accordance with GAAP consistently applied, for the payment of, all Taxes shown to be due and payable on such Tax Returns; (ii) all payroll and income Taxes which any of Seller or its Subsidiaries is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable; and (iii) neither Seller nor any of its Subsidiaries has executed any waiver to extend, or otherwise taken any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of Seller or any of its Subsidiaries for the fiscal years prior to and including the most recently completed fiscal year. Neither Seller nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code. Seller and each of its Subsidiaries have at all times been taxable as a Subchapter C corporation under the Code. Neither Seller nor any Subsidiary has ever been a member of any consolidated group (other than with Seller and its Subsidiaries) for Tax purposes. Federal and state income tax returns of Seller and its Subsidiaries have been examined by the IRS or applicable state Authority as shown in the Disclosure Schedule. At the date hereof, there are no Encumbrances on any of the assets of Seller or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Neither Seller nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, or (ii) has any liability or obligation for the Taxes of any Person (other than Seller or any of its Subsidiary) under Treas. Reg. s.1.1502-6 (or any similar provision of any other Applicable
Law), as a transferee or successor, by contract, or otherwise.

         2.13 BROKER OR FINDER. No Person assisted in or brought about the negotiation of this Agreement or the subject matter of the transactions contemplated hereby in the capacity of broker, agent or finder or in any similar capacity on behalf of Seller or any of its Subsidiaries other than as set forth in the Disclosure Schedule, which sets forth a true, accurate and complete description of the arrangements with any such Person.

         2.14 DISCLOSURE. No representation or warranty by Seller in this Agreement, or in any list, statement, document or information set forth in or attached to any schedule (including the Disclosure Schedule) delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         2.15 CUSTOMERS. Section 2.15 of the Disclosure Schedule lists all of the existing customers of the NetCure Business. None of such customers has ceased or, to Seller' knowledge, threatened to cease to use the products or services marketed by Seller in the NetCure Business, or has substantially reduced the use of such products or services.

         2.16 SALE PROCESS. The execution of this Agreement and the consummation of the transactions contemplated hereby are the culmination of an auction of the NetCure Business conducted by Seller from August 13, 2001 through October 16, 2001. Seller initially contacted sixteen (16) potential buyers, nine (9) of which signed non-disclosure agreements and began due diligence on Seller and three (3) of which submitted non-binding letters of interest to acquire the NetCure Business. Seller engaged in arm's-length negotiations with each of the three parties (none of which are affiliated with Seller) that submitted letters of interest and, based upon the terms and conditions negotiated by Seller with Purchaser, the Board of Directors of Seller, in the exercise of its business judgment, deemed it advisable and in the best interest of the corporation and its stockholders for Seller to enter this Agreement and consummate the transactions contemplated hereby.

         2.17 DELAWARE OPINION. Each of the chief executive officer and the chief financial officer of Seller has read and reviewed (i) the form of opinion, to be dated the date of the Closing, Richards, Layton & Finger, P.A. to be delivered pursuant to Section 5.5(ii) and (ii) the Financial Statements (as defined in such opinion), including but not limited to all of the factual premises, assumptions and recitations set forth in of such opinion under the captions "BACKGROUND" and "THE PROPOSED SALE". To the knowledge of each such officer, all of the factual premises, assumptions and recitations set forth in such opinion and the Financial Statements are true and correct in all material respects, and as of the date of the Closing there will have been no material change to any such data and information.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Seller as follows:

         3.1 ORGANIZATION AND BUSINESS; POWER AND AUTHORITY; EFFECT OF TRANSACTION.

                  (a) Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and (ii) has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted.

                  (b) Purchaser has all requisite corporate authority, and has made and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it, to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and each other Transaction Document executed or to be executed by it; and the execution, delivery and performance of this Agreement and such other Transaction Documents have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other Transaction Document executed or to be executed by it when executed and delivered by Purchaser will constitute, its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

                  (c) Neither the execution and delivery of this Agreement or any other Transaction Document executed or to be executed by Purchaser, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by
Purchaser:

                  (i) (A) does or will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Purchaser, (B) does or will conflict with or result in a breach or violation of, or constitute a default under, either of the articles of organization or bylaws of Purchaser or (C) does or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability under, or (but for any requirement of giving of notice or passage of time or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration of, any material Contractual Obligation of Purchaser, or

                  (ii) will require any Governmental Authorization or Private Authorization,

except, with respect to clauses (i)(A), (i)(C) and (ii) above, such conflicts, breaches, defaults, violations, accelerations, authorizations or filings, that (individually or in the aggregate) are not reasonably likely to result in a Material Adverse Effect on Purchaser or on the ability of Purchaser to perform any of its obligations set forth in this Agreement or any other Transaction Document.

         3.2 BROKER OR FINDER. No Person assisted in or brought about the negotiation of this Agreement or the subject matter of the transactions contemplated hereby in the capacity of broker, agent or finder or in any similar capacity on behalf of Purchaser.

         3.3 CERTAIN REPRESENTATIONS OF PURCHASER. Purchaser has satisfactorily conducted its own due diligence with respect to the NetCure Business and the Purchased Assets and assessed for itself the future market potential of the NetCure Business and the Purchased Assets.

SECTION 4.  CERTAIN COVENANTS OF THE PARTIES.

         4.1 REASONABLE ACCESS. Prior to the Closing, Seller shall afford Purchaser and its representatives (including but not limited to its Affiliates, accountants, attorneys, advisors and representatives) reasonable access to Seller's offices, facilities, properties, books, records and personnel in order to complete its business, financial, legal and accounting due diligence, including but not limited to an investigation of the Purchased Assets and the representations and warranties of Seller made herein, and Seller shall to furnish such additional financial, operating and other information as Purchaser and its counsel, accountants and other authorized representatives shall from time to time reasonably request. Without limiting the foregoing, Seller shall provide personnel records, salary/performance, immigration status and similar information relating to the Designated Employees to Purchaser promptly after the date hereof. No information obtained by Purchaser or disclosure made by any Seller pursuant to this Section 4.1, however, shall affect or limit the scope of any warranty, representation or covenant of any Seller contained herein or in any other Transaction Document or limit Seller's liability for damages for any breach of any such warranty, representation or covenant.

         4.2      CONFIDENTIALITY.

                  (a) Seller agrees, and shall cause its Subsidiaries and its and their respective agents, representatives, employees, officers and directors, to: (i) treat and hold as confidential, and not disclose or provide access to any Person to, any and all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information relating exclusively to or which is specific to the NetCure Business or to or included in the Purchased Assets (including but not limited to all any and all source code included in the Purchased Assets); (ii) in the event that Seller or any such Subsidiary, agent, representative, employee, officer or director becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section; (iii) in the event that such protective order or other remedy is not obtained prior to the date on which such disclosure is required, or Purchaser waives compliance with this Section, furnish only that portion of such confidential information which is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

                  (b) Seller shall promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its Subsidiaries or its or their respective agents, representatives, employees, officers and directors and maintain in strict confidence as corporate records any and all additional copies then in the possession of Seller or any of its Subsidiaries or its or their respective agents, representatives, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof with access to such material limited to the board of directors and officers of Seller on a "need-to-know" basis;
provided, that this sentence shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by Seller or any of its Subsidiaries or its or their respective agents, representatives, employees, officers or directors;
provided, further, that any combination of features or functions shall not be deemed to be within the public domain merely because the individual features or functions are in the public domain unless the combination itself and its principle of operation are in the public domain. Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section are inadequate and that in addition thereto Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages. Seller hereby waives, on its own behalf and on behalf of each of its Subsidiaries and its and their respective agents, representatives, employees, officers or directors, the requirement of posting any bond or other security in connection with any such equitable relief.

         4.3      CONDUCT PRIOR TO THE CLOSING.

                  (a) From the date hereof until the Closing, Seller shall: (i) conduct the NetCure Business only in the ordinary course consistent with past practice, perform its obligations under all agreements binding upon it with respect to the NetCure Business or included among the Purchased Assets; (ii) conduct the NetCure Business in accordance with all Applicable Laws; (iii) maintain business insurance consistent with prudent business practice; (iv) use reasonable efforts to preserve the NetCure Business's business organization intact and to keep available the services of the Designated Employees, provided, however, that this provision shall not prohibit Seller from discharging any of the Designated Employees for cause; (v) maintain and preserve the goodwill of the suppliers, customers and others having business relations with the NetCure Business; and (vi) inform Purchaser in advance of any material capital expenditures and promptly of any other material developments in respect of the NetCure Business or Purchased Assets.

                  (b) Except as otherwise contemplated by this Agreement or permitted by the prior written consent of Purchaser, Seller shall not (and shall not permit any of its Affiliates to) (i) create or permit to exist any Encumbrance on any of the Purchased Assets (other than Permitted Encumbrances and the encumbrances set forth in Section 2.5 of the Disclosure Schedule); (ii) sell or lease, or enter into any agreement with any other person or entity for the sale or lease, directly or indirectly, of any of the Purchased Assets (other than sales of inventory or the disposition of obsolete equipment made in the ordinary course of business); (iii) amend or otherwise modify the terms of any Intellectual Property Rights (or any license thereof) included among the Purchased Assets or grant any license of sublicense under or in respect of any of the Purchased Assets other than licenses to customers and suppliers entered into in the ordinary course of business consistent with past practice; (iv) amend or otherwise modify the terms of any Governmental Authorization or Private Authorization other than in the ordinary course of business or in any manner adverse to the NetCure Business; (v) violate any Applicable Law relating to the operation of the NetCure Business or the Purchased Assets; (vi) modify, alter, restate or amend the certificate of incorporation or bylaws of Seller in any manner which would affect the validity, binding nature or enforceability of this Agreement; or
(vii) knowingly engage in any practice, take any action or omit to take any action or enter into any transaction that would render any of the warranties and representations of Seller contained in this Agreement to be or become untrue in any material respect.

                  (c) Seller shall (i) promptly notify Purchaser of (i) any event that renders any representation or warranty of Seller hereunder untrue in any material respect or that constitutes a material breach of any Seller's covenants hereunder, and (ii) any material development affecting the ability of Seller to consummate the transactions contemplated by this Agreement. No disclosure by Seller pursuant to this Section 4.3, however, shall affect or limit the scope of any warranty, representation or covenant of Seller contained in this Agreement or in any other Transaction Document, or limit Seller's liability for damages incurred for any breach of any such warranty, representation or covenant.

         4.4      NO SOLICITATION; PUBLIC ANNOUNCEMENTS.

                  (a) Between the date of this Agreement and the Closing, Seller shall not, directly or indirectly, through any officer, director, employee, Affiliate or agent or otherwise, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any direct or indirect acquisition of the NetCure Business or Purchased Assets, or any acquisition of any material portion of the assets of the NetCure Business or Purchased Assets, including the grant of any license to any Intellectual Property Rights included among the Purchased Assets (other than licenses in the ordinary course of business related to the sale of the Seller's products). Seller agrees that any such negotiations (other than negotiations with Purchaser) in progress as of the date of this Agreement will be suspended during such period and that Seller will not accept or enter into any agreement, arrangement or understanding regarding any such third party acquisition transaction during such period.

                  (b) If Seller or any of its officers, directors, employees, Affiliates or agents receives any proposal for, or inquiry respecting, any third party acquisition transaction involving, directly or indirectly, the NetCure Business or Purchased Assets, or any request for nonpublic information in connection with any such proposal or inquiry, Seller shall promptly notify Purchaser, describing in detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.

                  (c) The parties shall not make any public announcement concerning this Agreement, their discussions or any other documents or communications concerning the transactions contemplated hereby without the prior written approval of the other party (which shall not be unreasonably withheld, conditioned or delayed), unless advised by counsel that such disclosure is required by law (in which case the party so advised shall promptly notify the other party).

         4.5 CONSENTS. As soon as practicable after the date hereof, Seller shall use all commercially reasonable efforts, and Purchaser shall cooperate with such efforts, to obtain all of the Seller Consents, in form and substance reasonably acceptable to Purchaser, and other consents as may be necessary or are, in the reasonable judgment of Purchaser, advisable to permit the assignment and transfer of the Purchased Assets (including but not limited to the Intellectual Property
Rights included among the Purchased Assets) to Purchaser, and otherwise to consummate the transactions contemplated hereby.

         4.6 ACCESS AFTER CLOSING. Seller hereby agrees that from and after the Closing, Purchaser and its authorized representatives shall have reasonable access during normal business hours and upon reasonable advance notice to Seller to all books, records and documents which concern transactions or are otherwise related to the NetCure Business or the Purchased Assets prior to the Closing for purposes of inspection and copying thereof in connection with any claim or action by or against Purchaser in connection with the NetCure Business or preparing any historical financial statements (whether audited or unaudited) with respect to the NetCure Business. Seller shall maintain such books, records and documents for a period of not less than five (5) years following Closing. Seller shall reasonably cooperate with Purchaser and will, at Purchaser's cost, produce such personnel, documents and other data at its disposal and grant Purchaser such access to Seller's auditors as Purchaser may reasonably request pertinent to any claim or action by or against Purchaser in connection with the NetCure Business or in connection with the preparation of any such financial statements (whether audited or unaudited) with respect to the NetCure Business for periods beginning prior to the Closing Date. Seller will similarly cooperate with Purchaser in investigating and pursuing any matter concerning taxes, claims or litigation and will use commercially reasonable efforts to aid Purchaser in securing such cooperation of others as may be needed in connection with any such matter.

         4.7 DESIGNATED EMPLOYEES. Purchaser will, prior to the Closing, offer at-will employment to all of the Designated Employees, with respective benefits and compensation which, taken as a whole, are not less favorable than the respective benefits and compensation presently enjoyed by them as employees of Seller.

         4.8      CERTAIN OTHER COVENANTS.

                  (a) At the Closing Purchaser and Seller shall execute and deliver a Program License Agreement, substantially in the form of Program License Agreement attached hereto as EXHIBIT C (the "LICENSE AGREEMENT").

                  (b) Seller will use its best efforts, both before and to the extent necessary after the Closing, to cause the presentation and mapping and other software licensed to Seller pursuant to a License Agreement, dated as of March 10, 2000, between Tom Sawyer Software Corporation and Seller to be transferred to Purchaser in accordance with the provisions of such license agreement and shall deliver all copies of source code, object code and other documentation relating thereto to Purchaser concurrently with such transfer.

                  (c) At the Closing Purchaser shall execute and deliver to Seller a Reseller Agreement, substantially in the form of Reseller Agreement attached hereto as EXHIBIT D (the "RESELLER AGREEMENT"),

         4.9 TRANSITION SERVICES. For a period of thirty (30) days from and after the Closing, Seller shall provide reasonable office space, telephone and other utility and communications services and secretarial services (on a basis substantially consistent, taken as a whole, with such services as presently utilized in the conduct of the NetCure Business) for the NetCure Business at Seller's principal place of business in Burlington, Massachusetts. Such period may be extended by Purchaser for an additional period of up to thirty (30) days, subject to the consent of Seller, which consent shall not be unreasonably withheld or delayed. Purchaser shall pay to Seller, within ten (10) business days after the end of such period an amount equal to $66.67 per day per person who utilizes such services.

SECTION 5.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

         Purchaser's obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing:

         5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of Seller contained herein shall be true and accurate in all material respects as of the date hereof and as of the Closing Date, Seller shall have performed and complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Seller shall have delivered to Purchaser certificates, dated as of the Closing Date and signed by the chief executive and chief financial officers of Seller, to such effect.

         5.2 DESIGNATED EMPLOYEES. At least five of the Designated Employees shall have accepted, in writing, employment with Purchaser on the terms contemplated above in Section 4.7, and at least three of Messrs. Devlin, Penny, Fandel and Massey shall have accepted, in writing, employment with Purchaser on the terms contemplated above in Section 4.7.

         5.3 LEGAL PROCEEDINGS; CHANGES IN LAW. There shall be no injunction, writ, decree, temporary restraining order or any order or other Law of any nature issued by any Authority directing that the transactions contemplated by this Agreement not be consummated. There shall not have been any action taken or threatened to be taken, or any Law promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by or before any Authority, that in the reasonable judgment of Purchaser would prohibit consummation of the transactions contemplated in this Agreement, or require the divestiture by Purchaser of all or any portion of the NetCure Business or the Purchased Assets or impose any material limitation on the ability of Purchaser to conduct the NetCure Business or to own and operate the Purchased Assets.

         5.4 CONSENTS. All of the Seller Consents shall have been obtained.

         5.5 OPINION OF COUNSEL TO SELLER. Seller shall have delivered to Purchaser, and to Purchaser's counsel, (i) an opinion of Hale and Dorr LLP substantially in the form of opinion attached hereto as EXHIBIT E; and (ii) an opinion of Richards, Layton &
Finger LLP substantially in the form of opinion attached hereto as EXHIBIT F.

         5.6 LICENSE AGREEMENT. Seller shall have executed and delivered to Purchaser the License Agreement.

         5.7 CERTIFICATES AND INSTRUMENTS. Seller shall have delivered to Purchaser at or prior to the Closing such other certificates (including but not limited to (i) a certificate of legal existence and good standing, dated on or about the Closing Date, issued by the Secretary of State of Delaware with respect to Seller, (ii) a copy of the certificate of incorporation of Seller certified, on or about the Closing Date, by the Secretary of State of Delaware, and (iii) a certificate of the Secretary of Seller, dated the Closing Date, with respect to the bylaws of Seller, resolutions of the Board of Directors of Seller approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and the incumbency and signatures of the officers of Seller), instruments of assignment and conveyance and other documents, in form and substance reasonably satisfactory to Purchaser, as the Purchaser may reasonably request.

         5.8 ACTIONS TAKEN. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser.

SECTION 6.  CONDITIONS TO THE SELLER'S OBLIGATIONS.

         Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing:

         6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of Purchaser contained herein shall be true and accurate, in all material respects, as of the date hereof and as of the Closing Date, Purchaser shall have performed and complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have delivered to Seller a certificate to such effect.

         6.2 RESELLER AND ASSUMPTION AGREEMENT. Purchaser shall have executed and delivered to Purchaser the Reseller Agreement and the Assumption Agreement.

         6.3 LEGAL PROCEEDINGS; CHANGES IN LAW. There shall be no injunction, writ, decree, temporary restraining order or any order of any nature issued by any Authority directing that the transactions contemplated by this Agreement not be consummated. There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by or before any Authority, that would prohibit consummation of the transactions contemplated in this Agreement.

SECTION 7.  TERMINATION.

         7.1 TERMINATION. Anything herein to the contrary notwithstanding, this Agreement may be terminated prior to the Closing: (i) at any time by mutual written consent of Purchaser and Seller; or (ii) by Purchaser by written notice to Seller at any time on or after the date hereof so long as Purchaser is not in material breach of its obligations hereunder at the time of termination; or
(iii) by Seller by written notice to Purchaser at any time after November 16, 2001 so long as Seller is not in material breach of its obligations hereunder at the time of termination. In the event of termination of this Agreement by either Purchaser or Seller pursuant to the foregoing clause (ii) or (iii), this Agreement shall terminate without further action by any of the parties hereto and all obligations of the parties hereunder shall terminate; provided that any such termination of this Agreement shall not limit or impair any remedies that either Purchaser or Seller may have with respect to a breach or default by the other of its representations, warranties, covenants or agreements or obligations hereunder.

         7.2 DEPOSIT. In the event that this Agreement is terminated prior to the Closing for any reason (other than by Seller pursuant to Section 7.1(iii) if at the time of such termination (i) Purchaser shall be in material breach of its obligations hereunder and (ii) Seller shall have given Purchaser written notice of such breach at least ten (10) days prior to such termination, which notice shall describe such breach in reasonable detail, and Purchaser shall not have cured such breach prior to such termination of this Agreement), Seller shall forthwith pay and return to Purchaser the full amount of the Deposit, without interest.

SECTION 8.  SURVIVAL AND INDEMNIFICATION.

         8.1      SURVIVAL.

                  (a) The respective representations and warranties of Seller and Purchaser in this Agreement (including the Disclosure Schedule hereto) shall expire at Closing except that the following representations and warranties contained in the following specified provisions of this Agreement (including related portions of the Disclosure Schedule hereto) shall survive the Closing indefinitely (collectively, the "SURVIVING REPRESENTATIONS AND WARRANTIES"):
Sections 2.1, 2.2, 2.5, 2.6, 2.7, 2.8 and 3.1.

                  (b) Except as otherwise expressly provided in Section 8.1(a) hereof:

                  (i) Seller's Surviving Representations and Warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation by Purchaser of Seller, the Purchased Assets or the NetCure Business, the Closing and the consummation of the transactions contemplated by this Agreement; and


                  (ii) Purchaser's Surviving Representations and Warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation by Seller of Purchaser, the Closing and the consummation of the transactions called for by this Agreement.

         8.2 INDEMNIFICATION BY SELLER. From and after the Closing, Seller shall indemnify and hold harmless Purchaser and its stockholders, directors, officers, employees, agents, accountants, attorneys, successors and assigns from and against any and all damages, judgments, actions, claims, demands, losses, liabilities, costs and expenses (collectively, "LOSSES"), including but not limited to reasonable costs of investigation and legal and accounting fees and expenses, which may arise out of (i) any of debts, liabilities or obligations of Seller other than the Assumed Liabilities; (ii) any breach of any of Seller's Surviving Representations and Warranties or any inaccuracy or misrepresentation in any certificate delivered in accordance with the terms of this Agreement by or on behalf of Seller at or prior to the Closing; (iii) any breach of any covenant of Seller made in this Agreement or any other Transaction Document;
(iv) the ownership, operation or conduct of Seller's assets (including the Purchased Assets) or business (including the NetCure Business) prior to the Closing Date; (v) any income, gains, transfer or other tax liabilities or obligations (including any tax liabilities required to be paid through any withholding obligations) arising from this Agreement or the consummation of the transactions contemplated hereby; (vi) any claim or action asserted by any third party arising out of or in connection with (A) any event, act or omission by Seller or any Affiliate or agent of Seller occurring prior to the Closing Date or (B) the ownership, operation or conduct of Seller's assets (including the Purchased Assets) or business (including the NetCure Business) prior to the Closing Date, other than the Assumed Liabilities; (vii) the failure to obtain any of the Seller Consents at or prior the Closing, whether or not Purchaser waives, in whole or in part, the condition precedent to its obligations to consummate the transactions contemplated by this Agreement set forth in Section 5.4; or (viii) any severance, bonus, vacation and/or other employment-related claims that any of the Designated Employees may have under (A) any applicable contracts between such Designated Employee and Seller, including without limitation the contracts listed in Section 2.9 of the Disclosure Schedule or (B) any applicable statutory laws, including without limitation the laws of United States and United Kingdom, in connection with the transactions contemplated herein or Designated Employee's relationship with Seller.

         8.3 INDEMNIFICATION BY PURCHASER. From and after the Closing, Purchaser shall indemnify and hold harmless Seller and its stockholders, directors, officers, employees, agents, accountants, attorneys, successors and assigns from and against any and all Losses which may arise out of (i) Purchaser's breach of any of Purchaser's Surviving Representations and Warranties or any inaccuracy or misrepresentation in any certificate delivered in accordance with the terms of this Agreement by or on behalf of Purchaser at or prior to the Closing; (ii) any breach of any covenant of Purchaser made in this Agreement or any of the other Transaction Document; or (iii) any of the Assumed Liabilities.

         8.4      CERTAIN LIMITATIONS ON INDEMNIFICATION.  Anything in this
Section 8 to the contrary notwithstanding:

                  (a) Seller's aggregate liability under Section 8.2(ii) in respect of Losses arising from breaches of Seller's Surviving Representations and Warranties and Section 8.2(vii) shall not exceed $2,500,000.

                  (b) Purchaser's aggregate liability under Section 8.3(i) in respect of Losses arising from breaches of Purchaser's Surviving Representations and Warranties shall not exceed $2,500,000.

         8.5 NOTICE OF AND RIGHT TO DEFEND THIRD PARTY CLAIMS. Promptly, upon receipt of notice of any claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnity may be sought on account of an indemnity contained in Section 8.2 or 8.3, the party seeking indemnity (the "INDEMNITEE") shall give notice in writing to the party from whom indemnification is sought (the "INDEMNITOR"). The failure by such Indemnitee so to notify promptly such Indemnitor of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, except to the extent that the Indemnitor is actually prejudiced by such failure. In case any claim shall be asserted or suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof; provided, that such settlement is for the payment of money only, and does not impose any obligation or limitation on the Indemnitee or the ability of the Purchaser to manage and operate all or any part of the Purchased Assets. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof (but the Indemnitee may, through its own counsel and at its own expense, participate in the defense of any claim so assumed by the Indemnitor). The Indemnitee will reasonably cooperate, at the Indemnitor's sole cost and expense, with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all pertinent information under the Indemnitee's control. The Indemnitee will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnitor (not to be unreasonably withheld or delayed). The Indemnitor will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect thereto, without the written consent of the Indemnitee (not to be unreasonably withheld or delayed).

SECTION 9.  CERTAIN DEFINITIONS.

         9.1 PRINCIPLES OF CONSTRUCTION. Terms defined in the singular shall have a comparable meaning when used in the plural, and VICE VERSA, and the reference to any gender shall be deemed to include all genders. Except where the context otherwise requires, references to "this Section" or words of similar import shall be deemed to refer to the entire section and not a particular subsection and references to "hereunder," "herein," "hereof" or words of similar import shall be deemed to refer to this entire Agreement and not the particular section or subsection or other provision. The words "includes" and "including" are not limiting and mean "including but not limited to". In computation or periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each means "to but excluding," and the word "through" means "to and including." Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this

Agreement shall have such meanings when used in any schedule hereto (including the Disclosure Schedule) and each Instrument, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.

         9.2 CERTAIN DEFINED TERMS. The following terms shall have the respective meanings specified therefor below:

         "AFFILIATE", when used with respect to any specified Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person.

         "AGREEMENT" is defined in the preamble preceding the recitals to this Agreement.

         "APPLICABLE LAW" shall mean any Law of any Authority, whether domestic or foreign, including all federal and state Laws, including without limitation any: (a) administrative, executive, judicial, legislative or other statute, code, consent decree, constitution, decree, directive, enactment, finding, guideline, injunction, interpretation, judgment, law, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, or writ, of any Authority; (b) common law or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation, or, in any case, any particular section, part or provision thereof.

         "ASSIGNED THIRD PARTY LICENSE AGREEMENTS" is defined in Section 1.1.

         "ASSUMED LIABILITIES" is defined in Section 1.2.

         "ASSUMPTION AGREEMENT" is defined in Section 1.2.

         "AUTHORITY" shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

         "BUSINESS" is defined in Section 1.1.

         "CLOSING" is defined in Section 1.5.

         "CLOSING DATE" is defined in Section 1.5.

         "CODE" shall mean the United States Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         "COMMISSION" shall mean the Securities and Exchange Commission or any successor Authority thereto.

          "CONTRACTUAL OBLIGATION" shall mean, with respect to any Person, any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation set forth or which is outstanding or existing under any Instrument (including without limitation any Instrument relating to or evidencing any indebtedness or capital lease obligation) to which such Person is a party or by which it or any of its properties is bound.

          "CUSTOMER AGREEMENTS" is defined in Section 1.1.

          "DEPOSIT" is defined in Section 1.5.

          "DESIGNATED EMPLOYEE" is defined in Section 2.9. .

          "DISPUTE" is defined in Section 10.4.

          "ENCUMBER" or "ENCUMBRANCE" shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, license, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

         "ENTITY" shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

         "EVENT" shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, incident or practice, or any set or combination of any of the foregoing.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         "EXCLUDED ASSETS" is defined in Section 1.1.

         "GAAP" shall mean, with respect to any Person, except to the extent that a deviation therefrom is expressly required by this Agreement, generally accepted accounting principles applied on a consistent basis (a) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (b) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (c) that otherwise arise by custom for the particular industry. The requirement that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding period. All accounting and financial terms used in this Agreement, all determinations and computations required to be made pursuant to the provisions of this Agreement, and the compliance with each covenant contained in this Agreement that relates to financial matters shall, except as otherwise specifically provided to the contrary, be determined in accordance with GAAP as defined in this paragraph.

         "GOVERNMENTAL AUTHORIZATIONS" shall mean all approvals, concessions, consents, exemptions, franchises, licenses, permits, plans, registrations and other authorizations of and all reports and notices to and filings with all Authorities.

         "INDEMNITEE" is defined in Section 8.5.

         "INDEMNITOR" is defined in Section 8.5.

         "INSTRUMENT" shall mean any agreement, bond, contract, debenture, indenture, lease, letter of credit, mortgage, note, commitment, memorandum, certificate, notice, document or other writing (whether by formal agreement, letter or otherwise), or any oral arrangement, understanding or commitment, under which any debt, liability or other obligation is evidenced, assumed or undertaken, or any Encumbrance (or right or interest therein) is granted, perfected or exists.

         "INTELLECTUAL PROPERTY RIGHTS" is defined in Section 2.8.

         "IRS" or the "SERVICE" shall mean the United States Internal Revenue Service or any successor Authority thereto.

         "LAW" shall mean any action, approval, authorization, code, consent decree, constitution, demand, decree, directive, enactment, finding, guideline, injunction, interpretation, judgment, law, license, order, ordinance, permit, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, or the common law, or any particular section, part or provision thereof, or any interpretation, directive, guideline or request (whether or not having the force of law), of any Authority, including without limitation the judicial systems thereof, or any particular section, part or provision thereof.

         "LEASE" shall mean any lease of property, whether real, personal or mixed.

         "LEGAL ACTION" shall mean, with respect to any Person, any litigation or legal or other actions, arbitrations, investigations, proceedings or suits, at law or in arbitration, equity or admiralty (whether or not purported to be brought on behalf of such Person) affecting such Person or any of its business or property or assets.

         "LICENSE AGREEMENT" is defined in Section 4.8.

         "LICENSED PROGRAMS" shall have the meaning specified therefor in the License Agreement.

         "LICENSED-IN INTELLECTUAL PROPERTY RIGHTS" is defined in Section 2.8.

         "LOSSES" is defined in Section 8.2.

         "MATERIAL ADVERSE" or "MATERIALLY AND ADVERSELY" when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") with respect to any Person, business or assets shall mean any Event or set of Events which could be reasonably expected to (a) have any material adverse effect upon or result in any material adverse change in the validity or enforceability of this Agreement or any of the other Transaction Documents, (b) materially and adversely affect the business, operations, management, properties or prospects, or the condition, financial or other, or results of operation of such Person and its Subsidiaries taken as a whole or such business or assets, as applicable, (c) materially impair such Person's ability to fulfill its obligations under the terms of this Agreement or any other Transaction Document, or (d) materially and adversely affect the aggregate rights and remedies of Purchaser or under this Agreement or any other Transaction Document; provided that in no event shall any of the following constitute a Material Adverse Effect on Seller:
(i) net losses of Seller and its Subsidiaries from operations in the normal, usual and customary manner in the ordinary and regular course of business, consistent with past practice, of Seller and its Subsidiaries, (ii) a change in the market price or trading volume of the Seller common stock, (iii) any adverse Event principally attributable to conditions affecting the industries in which Seller and its Subsidiaries participate, or the U.S. economy, as a whole, or (iv) any failure by Seller to meet internal projections or forecasts, analysts' expectations or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement.

          "OWNED INTELLECTUAL PROPERTY RIGHTS" is defined in Section 2.8.

          "PERMITTED ENCUMBRANCES" shall mean the following: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) rights reserved to any Authority to regulate the affected property; (c) as to leased assets, interests of lessors and encumbrances affecting the interests of the lessors; and (d) Encumbrances arising under the Customer Agreements.

         "PERSON" shall mean any human being or any Entity.

         "PRIVATE AUTHORIZATIONS" shall mean all franchises, permits, licenses, approvals, consents, concessions and other authorizations of or notices to or filings with all Persons (other than Authorities) including without limitation those with respect to patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how.

         "PROGRAM DOCUMENTATION" shall have the meaning specified therefor in the License Agreement.

         "PURCHASE PRICE" is defined in Section 1.3.

         "PURCHASED ASSETS" is defined in Section 1.1.

         "PURCHASER" is defined in the preamble preceding the recitals to this Agreement.

         "RESELLER AGREEMENT" is defined in Section 4.8.

         "SECURITIES ACT" shall mean the Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

         "SELLER" is defined in the preamble preceding the recitals to this Agreement.

         "SELLER CONSENTS" is defined in Section 2.2

         "SELLER SEC DOCUMENTS" is defined in Section 2.3.

         "SUBSIDIARY" shall mean, with respect to any Person, any Entity in which such Person holds, directly or indirectly, a majority of the capital stock ordinarily entitled to vote for the election of directors or a majority of the equity interests.

         "SURVIVING REPRESENTATIONS AND WARRANTIES" is defined in Section 8.1.

         "TANGIBLE PERSONAL PROPERTY" is defined in Section 1.1.

         "TAX" or "TAXES" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any Authority and shall include any transferee liability in respect of Taxes.

         "TAX RETURN" shall mean any return, declaration, report, estimate, information return or statement required to be filed with respect to any Taxes.

         "TRANSACTION DOCUMENT" shall mean any of this Agreement, the Assumption Agreement, the License Agreement, the Reseller Agreement, any instrument of assignment or conveyance executed and delivered by Seller at the Closing and any other Instrument executed or to be executed in connection with the consummation of the transactions contemplated hereby, whether or not expressly referred to in this Agreement.

SECTION 10.  MISCELLANEOUS PROVISIONS.

         10.1 TAXES, FEES AND EXPENSES. Seller shall be responsible for all sales, transfer, gains or income taxes due or payable in connection with the transactions contemplated hereby. Each of the parties hereto will pay its own costs and expenses in connection with the negotiation, execution and performance of this Agreement, except as otherwise expressly provided herein.

         10.2 AMENDMENT, MODIFICATION AND SEVERABILITY. No term, condition or provision of this Agreement may be amended, modified or waived except by a written agreement signed by the parties hereto. A waiver of any term or condition of this Agreement shall not be deemed to be a further or continuing waiver of any other breach of such term or condition. If any provision of this Agreement shall be invalid, inoperative or unenforceable, such invalid, inoperative or unenforceable provision shall be reformed to the extent necessary so that it would be valid, operative and enforceable to the maximum extent permitted.

         10.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, including, without limitation, successors by operation of law pursuant to any merger, consolidation or sale of assets involving any of the parties. Nothing in this Agreement expressed or implied is intended to and shall not be construed to confer upon or create in any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies under or by reason of this Agreement, including without limitation any rights to enforce this Agreement.

         10.4     ARBITRATION; JURISDICTION.

                  (a) Any claim or controversy between the parties arising out of or relating to this Agreement or any alleged breach hereof (collectively, a "DISPUTE"), other than any claim for equitable relief, shall be resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The parties agree that there shall be one
(1) arbitrator selected in accordance with such Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be final and binding and may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and attorney's fees, and shall share equally in the fees and expenses of the arbitrator; provided that the arbitrator shall be empowered to award to a prevailing party its reasonable costs, expenses and legal fees. For purposes of this Section, the prevailing party is the party that most closely obtains the relief it sought whether or not the proceeding is settled or carried out to its conclusion. No punitive damages shall be awarded in any such arbitration. Notwithstanding the foregoing, it is expressly agreed that either party may seek injunctive relief or other equitable relief in an appropriate court of law or equity pending an award in arbitration. The arbitration shall be held in Boston, Massachusetts.

                  (b) Nothing contained herein shall be construed to prohibit or limit a party's right to seek injunctive or other equitable relief as permitted or contemplated by this Agreement.

         10.5 FURTHER ASSURANCES. From time to time after the date hereof, each party hereto, at no additional cost to any other party hereto, shall execute, acknowledge and deliver such other instruments, papers, filings, affirmations and other documents and papers and take such other actions as any other party hereto may reasonably request in order to more effectively carry out the purpose and intent hereof (including but not limited to such other instruments as Purchaser may reasonably request in order to more effectively sell, assign, transfer and convey to and vest in Purchaser, and to place Purchaser in possession or control of, the Purchased Assets).

         10.6 ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedule and Exhibits hereto and other documents referred to herein which form a part hereof constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, understandings, inducements, representations and negotiations, expressed or implied, written or oral, between them as to such subject matter, including but not limited to the letter agreement, dated October 16, 2001, between Seller and Purchaser. Nothing herein shall limit the respective rights and obligations of Seller and Purchaser under that certain Confidentiality Agreement, dated as of August 28, 2001; provided that Purchaser's obligations thereunder, insofar as and to the extent that they relate to any Confidential Information (as defined therein) included among the Purchased Assets or the Licensed Programs or Program Documentation, shall terminate upon the Closing.

         10.7 SPECIFIC PERFORMANCE; OTHER RIGHTS AND REMEDIES. The parties recognize that certain of their rights under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. The parties hereby waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. The rights and remedies of the parties under this Agreement are cumulative and are not in lieu of, but are in addition to, any other rights and remedies which the parties shall have under or by virtue of any statute, rule or regulation or any rule of law, or in equity, or any other agreement or obligation between the parties or any of them.

         10.8 NOTICES. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (i) mailed by first-class or express mail, postage prepaid, (ii) sent by telegram, telecopy, electronic mail or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or (iii) personally delivered to the receiving party (which shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

         If to Purchaser, at:

                                    Rocket Software, Inc.
                                    2 Apple Hill Drive
                                    Natick, MA 01760
                                    Attention:  Mr. Johan Magnusson
                                            Chief Operating Officer

                                    Facsimile:  508-652-4730

         with a copy to:

                                    Lucash Gesmer & Updegrove LLP
                                    40 Broad Street
                                    Boston, MA  02109
                                    Attention:  Timothy M. Lindamood, Esq.

                                    Facsimile:  617-350-6878

         If to Seller, at:

                                    Gensym Corporation
                                    52 Second Avenue
                                    Burlington, MA 01803
                                    Attention:  Lowell B Hawkinson,
                                            Chief Executive Officer

                                    Facsimile:  781-265-7101

         with a copy to:

                                    Hale and Dorr LLP
                                    60 State Street
                                    Boston, MA  02109
                                    Attention:  John Stone, Esq.

                                    Facsimile:  617-526-5000
or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party pursuant to this Section 10.8.

         10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all the parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts. This Agreement may be executed by facsimile signature.

         10.10 SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.11 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction. The United States Federal Arbitration Act (Title 9 of the United States Code) shall govern the interpretation of and proceedings pursuant to the arbitration provisions contained in Section 10.4.

         10.12 NO PRESUMPTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

         [The remainder of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be entered into and signed, effective and delivered as of the date first-above written.

                                     SELLER:

                                     GENSYM CORPORATION


                                     By:      /s/ Lowell B. Hawkinson
                                         -------------------------------
                                              Lowell B. Hawkinson, Chief
                                              Executive Officer

                                     PURCHASER:

                                     ROCKET SOFTWARE, INC.


                                     By:       /s/ Johan Magnusson
                                         -------------------------------
                                               Johan Magnusson, Chief
                                               Operating Officer

                                 SCHEDULE 1.1(a)

                                PURCHASED ASSETS

(iv)

         1. U.S. Patent Application Serial No. 09/973,627 relating to application for Letters Patent entitled "METHOD AND SYSTEM FOR DETERMINING NETWORK TOPOLOGY."

         2. U.S. Trademark Application Serial No. 76/242675 relating to the mark "NETCURE," filed with the U.S. Patent and Trademark Office on April 18, 2001.

         3. All common law trademark rights in NETSLEUTH and BIZCURE and all common law copyright rights in NETCURE, NETSLEUTH and BIZCURE.


(v)

         1. License, dated May 30, 2001, issued by Gambit Communications, Inc. relating to the use of MIMIC SNMP Agent Simulator.

         2. License, HP Order No. 80BR50948003, issued by Hewlett-Packard Companies to the Seller relating to the use of HP Open View NNM 6.x 250 for Windows NT.

         3. License Agreement, dated March 20, 2000, by and between Tom Sawyer Software Corporation and Seller.


(vi)

     The following parties have entered into end-user license agreements with the Seller relating to the products set forth below opposite such parties' names. The form of end-user license agreements for the NetSleuth and NetCure products has previously been provided to Purchaser.


                PRODUCT                          COMPANY          PURCHASE DATE    CSS EXP. DATE      LICENSE #
                -------                          -------          -------------    -------------      ---------
      NetSleuth for NT, 500 nodes             TLC Companies         20-Oct-00        31-Oct-01       00-10-3165-1
      NetSleuth for NT, 500 nodes        MARCH Air Reserve Base     14-Dec-00        31-Dec-01       00-12-3187-1
      NetSleuth for NT, 500 nodes                US Army            19-Dec-00        31-Dec-01       96-09-1963-36
      NetSleuth for NT, 500 nodes        ACS Desktop Solutions,     19-Dec-00        31-Dec-01       00-12-3188-1
                                                  Inc.
      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-5
                                               Corporation
      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-6
                                               Corporation

                PRODUCT                          COMPANY          PURCHASE DATE    CSS EXP. DATE      LICENSE #
                -------                          -------          -------------    -------------      ---------

      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-7
                                               Corporation
      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-8
                                               Corporation
      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-9
                                               Corporation
      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-10
                                               Corporation
      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-11
                                               Corporation
      NetSleuth for NT, 500 nodes          Scientific Research      27-Dec-00        31-Dec-01       97-08-2257-12
                                               Corporation
      NetSleuth for NT, 500 nodes         Continental Currency      10-Jan-01        31-Jan-02       01-01-3198-1
                                                Services
      NetSleuth for NT, 500 nodes             Western Union         15-Jan-01        31-Jan-02       01-01-3199-1
      NetSleuth for NT, 500 nodes         Direkt Uitzendburo BV     29-Jun-01        30-Jun-02       01-06-3288-1
      NetSleuth for NT, 500 nodes           NSWC Indian Head        24-Sep-01        30-Sep-02       01-09-3438-1
                                                Division
   NetCure MD for NT/W2K up to 1,000              Avaya             24-Sep-01        30-Sep-02       01-05-3253-4
                devices
   NetCure Frame Relay Specialist for             Avaya             24-Sep-01        30-Sep-02       01-05-3253-5
   NT/W2K - up to 1,000 Total Network
                Devices
 NetCure ATM Specialist for NT/W2K - up           Avaya             24-Sep-01        30-Sep-02       01-05-3253-6
            to 1,000 devices


(viii)

     A.           The following personal property:

          PROPERTY USED BY / IN                                DESCRIPTION                                 TAG#
          ---------------------                                -----------                                 ----
         Joe Massey               Monitor                                                                   114
         Joe Devlin               Laptop - Compaq Armada E500                                               901
         Robert Penny             Laptop - Compaq Armada M700                                               903
         Peter Fandel             Laptop - Compaq Armada M700                                               849
                                  Monitor - Compaq Trinitron 21"
         Colin Smith              Laptop - Compaq Armada M700 (Mark Scott)
         Chandu Natarajan         Laptop - Compaq Armada M700 (ID 08300OEM00096601494)
                                  Monitior - ADC Spectrum7vlr
         Hong Shi                 Laptop - Compaq Armada M700                                               872
                                  Monitor - Gateway - Vivitron17
         Jianbo Cheng             Laptop - Compaq Armada M700                                               856
         Build Computer           Apptech2 - (Gateway G6 - 200)                                             187
                                  Monitor - Gateway - Vivitron 17                                          6183
         Development/QA Lab       QA - Compaq Deskpro/512K QA - Compaq 21"
                                  Monitor QA/Dev 5 x Old Pcs w/monitors G6 200
                                  QA/Dev 3 x Old Sun boxes w 4/monitors
                                  QA/Dev 2 x Old Laptops (Compaq LTE 5280 - TOTO)
                                  Compaq Armada 700                                                        7008
                                  QA/Dev Compaq Armada M700                                                 855

          PROPERTY USED BY / IN                                DESCRIPTION                                 TAG#
          ---------------------                                -----------                                 ----

                                  QA NT server (Old Machine) (NSALVO)
                                  QA Old Pc
                                  QA/Dev 2 Compaq Armada M700 Laptops                                     826, 878
         Network Hardware         Synoptics 16 Port Hub 2813                                              NC-001
                                  Intel Express 9200 WAN ethernet Router                                  NC-002
                                  Cisco LightStream 100 ATM Switch                                        NC-003
                                  Bay Networks 5005 Chassis Populated                                     NC-009
                                  Wellfleet Router 2002 with IE & 2S Ports                                NC-010
                                  FORE Systems/Alantec PowerHub                                           NC-011
                                  Bay Networks Centillion w/Extras                                        NC-013
                                  Marconi/FORE Systems ForeRunner LE Switch                               NC-012
                                  Fore (Marconi) ES 3810 Switch                                           NC-017
                                  2912 XL-EN Catalyst 10/100 Switch                                       NC-014
                                  Nortel Router S/W 13.20 Baystack Access Node                            NC-015
                                  Newbridge Vivid Yello Ridge                                             NC-016
                                  Bay Networks Bay Stack 24 Port Ethernet                                 NC-004
                                  Newbridge 36150 Mainstreet ATMnet Switch NIB                            NC-008
                                  Extreme Networks Summit2 16 + 2 Switch                                  NC-005
                                  Fore Sys "Forerunner ASX-200BX" ATM/LAN Switch                          NC-006
                                  3Com Superstack II Netbuilder 221                                       NC-007
                                  Livingston Firewall Router                                              NC-018
                                  3 Com LanPlex 6004                                                      NC-019
                                  IBM 2210                                                                NC-020
                                  Cabletron 10Base/T Hub w/Lanview                                        NC-021
                                  Bay Networks Centillion 100                                             NC-022
                                  CentreCom 3612TR                                                        NC-023
                                  Cisco 2500 (Lab Gateway 1.2.3.4)                                        NC-024
                                  Cisco 4000 Router                                                       NC-025
                                  Sun (Lab UNIX 172.27.11)                                                NC-026
                                  Cisco - IGS- Multiprotocol Router/Bridge                                NC-027
                                  3Com NetBuilder                                                         NC-028
                                  CentreCom Micro Repeater                                                NC-029
                                  Cisco 1000                                                              NC-030
                                  DEC Hub 900 MultiSwitch                                                 NC-031
                                  OmniMSS - XYLAN                                                         NC-032
                                  Lightwave Communications - ServerSwitch                                 NC-033
                                  Ascend - Pipeline 25                                                    NC-035
                                  Cisco 4000 Router                                                       NC-036
                                  Cisco 2500                                                              NC-037
                                  ForeRunner ASX 200                                                      NC-038
                                  Bay Networks BayStack 304                                               NC-039
                                  Box of Network Cards & Small Parts                                      NC-040
                                  Box of Network Cables                                                   NC-041
                                  UPS - (From CRG - TBD)

          PROPERTY USED BY / IN                                DESCRIPTION                                 TAG#
          ---------------------                                -----------                                 ----

                                  3Comm SubStack Switch                                                   NC-042
                                  Pipeline P-7S                                                           NC-043
                                  Cables & Cards (box in Joe's Office)                                    NC-044
                                  HP Internet Advisor                                                     NC-045
                                  VT320 Terminal with monitor                                             NC-046
                                  Net Builder Router                                                      NC-047
                                  Network Testing Machine Gateway 2000 PC                                 NC-048
                                  Frame Relay Tester Digilog 620                                          NC-050
                                  Fore ASX 200                                                            NC-052
                                  2 Cards for NC-09 (Bay Networks 505 Chassis)                           NC -053/4
                                  Intel 520 Switch                                                        NC-055
                                  Newbridge CS 1000                                                       NC-0566


     B. In addition, Seller agrees that, while Seller shall retain all of its rights, title and interest thereto, the following assets may be used by the Designated Employees and/or other employees of Purchaser at Seller's principal place of business (or such other office at which such asset is located as of the date of the Agreement) during the period in which Seller provides transition services pursuant to Section 4.9 of the Agreement:

             PROPERTY USED BY                                  DESCRIPTION                                  TAG #
             ----------------                                  -----------                                  -----
         Joe Massey                Dell Laptop                                                               746
         Robert Penny              Dell Laptop (Latitude)                                                    757
         Colin Smith               2 x Dell Laptop                                                         747,836

     C. Furthermore, Seller agrees that (i) it will continue to perform its obligations, agreements and responsibilities with respect to equipment leases for the following equipment, (ii) upon termination of such equipment leases relating thereto, Seller shall use all commercially reasonable efforts to transfer all of its rights, title and interest to the following assets to Purchaser, and (iii) the following assets may be used by Purchaser and its employees until such date as Seller transfers ownership thereof to Purchaser:

             PROPERTY USED BY                                  DESCRIPTION                                   TAG#
             ----------------                                  -----------                                   ----
         QA Testing                Sun UltraSparc 10 + Monitor (Wormer)                                  420,418
                                   Sun UltraSparc 10 + Monitor (Losotho)                                 413,439
                                   Sun UltraSparc 10 + Monitor (Red Dwarf)                               282,256
                                   Sun Monitor (Robert Penny)                                                436


(x)

         None.